NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      BELMONT BANCORP.
                       April 20, 1999

To the Shareholders of BELMONT BANCORP.:

   The Annual Meeting of Shareholders of BELMONT BANCORP.
will be held in the Belmont National Bank conference room at Belmont National Bank, 150 West Main Street, St. Clairsville,
Ohio, on Tuesday, April 20, 1999, at 11:00 a.m. for the following purposes:

    1. To consider and act upon the proposed Amendment to the Articles of Incorporation to reduce the number of permitted directors.

    2. To elect four (4) persons as Directors to serve for a three-year term expiring at the annual shareholders' meeting in 2002.

    3. To consider and act upon a proposal to ratify the appointment of S.R. Snodgrass A.C. as independent auditors for the year ending December 31, 1999.

   4. To transact such other business as may properly come before the meeting and any adjournment thereof.

   Only shareholders of record at the close of business on February 26, 1999, are entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF. THUS, IF YOU ARE PRESENT AT THE MEETING AND SO REQUEST YOUR PROXY WILL NOT BE USED.

BY ORDER OF THE BOARD OF DIRECTORS.
JANE R. MARSH, Secretary
Bridgeport, Ohio
March 19, 1999

                       PROXY STATEMENT
                             OF
                      BELMONT BANCORP.

                       325 Main Street
                   Bridgeport, Ohio 43912

               ANNUAL MEETING OF SHAREHOLDERS
                       April 20, 1999

   This Proxy Statement is furnished to the shareholders of Belmont Bancorp.in connection with the solicitation by the Board of Directors of Belmont Bancorp. (the "Corporation") of proxies for the Annual Meeting of Shareholders of the Corporation to be held on April 20, 1999, in the conference room of Belmont National Bank, 150 West Main Street, St. Clairsville, Ohio, and any adjournment thereof. Shares represented by properly executed proxies received at the time of the meeting that have not been revoked will be voted at the meeting in the manner described in the proxies. Any proxy may be revoked any time before it is exercised.

   This Proxy Statement and the accompanying Proxy are being mailed to shareholders on March 19, 1999.

   The Board of Directors has fixed the close of business on February 26, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date 5,236,534 shares of Common Stock of the Corporation were outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote except in the election of Directors where shareholders are entitled to cumulate their votes. Cumulative voting permits each shareholder as many votes as shall equal the number of the shareholders' shares of Common Stock multiplied by the number of Directors to be elected, and the shareholder may cast all of such votes for a single Director, or such votes may be distributed among the nominees, as each shareholder may see fit.

  The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is borne by the Corporation. Proxies may be revoked by the shareholders who execute them at any time prior to the exercise thereof, by written notice to the Corporation or by announcement at the Shareholders' Meeting. Unless so revoked, the shares represented by all proxies will be voted by the persons named in the proxies at the Shareholders' Meeting and at all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the judgment of the holders of such proxies.

PROPOSAL NUMBER 1:  AMENDMENT OF ARTICLES OF INCORPORATION
REDUCING NUMBER OF PERMITTED DIRECTORS

  Subparagraph (1) of Article THIRTEENTH of the Corporation's Amended Articles of Incorporation currently provides that the corporation be managed by a Board of Directors consisting of not less than fourteen (14) nor more than eighteen (18) members to be determined annually by a resolution adopted by the Board of Directors. Prior to the death of Samuel A. Mumley, the Board of Directors consisted of fourteen (14) members, the minimum number permitted by the Articles of Incorporation. Accordingly, upon the death of Mr. Mumley on February 18, 1999, the number of directors was reduced below the number permitted under the Articles of Incorporation thus requiring the naming of another director.

  At a special meeting held February 24, 1999, the Board of Directors unanimously adopted a resolution, subject to approval by the shareholders, amending the Articles of Incorporation to permit the Board of Directors to consist of a minimum of twelve (12) members. The maximum number of directors would remain at eighteen (18).

  Specifically, if adopted the amendment would delete subparagraph (1) of Article THIRTEENTH of the Amended
Articles of Incorporation and substitute the following:

      Section 1.  The property, business, and affairs of
  the corporation shall be managed and controlled by the Board of Directors. The number of directors of the corporation (exclusive of directors to be elected by the holders of one or more series of Preferred Stock voting separately as a class or classes) shall not be less than twelve (12) nor more than eighteen (18), the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors. As used in this Article, the term "whole Board" means the total number of Directors which the Corporation would have if there were no vacancies.

The only change from the present language is the reduction of the lower limit in the range from fourteen (14) members to twelve (12).

  The Board of Directors believes that the corporation is managed most effectively by a small number of directors having a variety of backgrounds. Accordingly, it does not believe that a reduction of the minimum size of the Board from fourteen (14) members to twelve (12) members will have a significant impact upon the corporation or its operation. There is no present intention to reduce the size of the Board of Directors below its present thirteen (13) members. The Articles of Incorporation do not permit a reduction in the size of the Board of Directors to have the effect of reducing the term of any sitting director. Because the Articles of Incorporation presently permits the Board of Directors to increase the number of its members from time to time, it is possible that five additional members could be added to the present Board by the adoption of a resolution by the Board of Directors. This could be beneficial if, for example, the corporation would acquire another financial business or would expand its operations into communities where it does not currently have operations and desired to have directors experienced in these new financial businesses or knowledgeable about these communities. Under the terms of the Articles of Incorporation, any new directors appointed as a result of an increase in the number of Directors may only serve until the next annual shareholders' meeting when they must stand for election by the shareholders. There are no current plans to increase the size of the Board of Directors beyond its existing thirteen (13) members.

  Under the terms of the Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation are required to amend this provision of the Articles of Incorporation. The Board of Directors unanimously recommends a vote FOR the Amendment. Proxies not otherwise specified will be voted in favor of the Amendment.

          PROPOSAL NUMBER 2: ELECTION OF DIRECTORS

  The Board of Directors of the Corporation by resolution at its meeting on February 24, 1999, set the number of Directors at thirteen (13) members contingent upon approval by the shareholders of the proposal to reduce the minimum number of directors with four (4) members to be elected to the class which expires at the annual meeting in 2002. All nominees are currently Directors of the Corporation and its principal subsidiary, Belmont National Bank. Each of the nominees to be elected has continuously served in the principal occupation shown for the past five years.

   The following persons have been nominated for election to the Board of Directors to serve for a three-year term expiring at the annual shareholders' meeting in 2002:

                                                Common Stock
Name And                             Year First             % of
Principal Occupation           Age   Elected    Amount      Total

Mary L. Holloway Haning        43    1993        3,966 (1)  *
  Teacher, Mount De Chantal
  School
  (Sept. 1996 - Present)
  Special Projects Coordinator,
  Plastic Surgery, Inc.
  (Sept. 1995-Sept. 1996)
  Director of Admissions,
  Wheeling Country Day School
  (1987-1995)

Charles J. Kaiser, Jr.        49     1979       26,370 (2)  *
  Attorney, Partner, Phillips,
  Gardill, Kaiser & Altmeyer

Thomas Olszowy                52     1993       44,057 (3)  *
  Independent Insurance Agent,
  Tom Olszowy Insurance Agency

Charles A. Wilson, Jr.        56     1973       53,556 (4)  1.02
  Ohio State
  Representative;
  President, Wilson Funeral &
  Furniture Co.

Footnotes
1. This amount includes 2,560 shares held for the benefit of Mary L. Holloway Haning in trust in which Wesbanco Bank
Wheeling is trustee.

2. This amount includes 180 shares held in the name of Deborah P. Kaiser, IRA, wife of Charles J. Kaiser, Jr., to which Mr. Kaiser disclaims any beneficial interest and 1,500 shares held in the name of Marchak Investment Co., a partnership, in which Mr. Kaiser is a general partner and holds a substantial beneficial interest.

3. This amount includes 30,254 shares held in the names of Tom and Diana Olszowy joint tenants with right of survivorship in which Mr. Olszowy shares voting and investment power. This amount also includes 754 shares held in the name of Tom Olszowy, custodian for Dana Paul Olszowy, and 2,204 shares held in the name of Tom Olszowy, custodian for Jonathan T. Olszowy, to which Mr. Olszowy disclaims any beneficial interest. This amount also includes 10,845 shares held in the name of Thomas P. Olszowy SEP IRA.

4. This amount includes 7,804 shares held in the name of Wilson Funeral and Furniture Company of which Mr. Wilson is
President, holds a substantial stock interest and has voting power.

* Denotes less than a 1% interest.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE
ABOVE NOMINEES TO THE BOARD OF DIRECTORS OF BELMONT BANCORP.

In addition to the foregoing nominees, the following persons are presently serving as members of the Board of Directors:

Directors  Whose Term of Office Will Expire  at  the  Annual
Shareholders' Meeting in 2000

                                                 Common Stock
Name And                              Year First             % of
Principal Occupation            Age   Elected    Amount      Total

John  A.  Belot                 56    1979       47,600 (5)  *
  President,
  Walden Industries, Inc.

Terrence  A. Lee, CPA           49    1987        4,433 (6)  *
  Chairman, Belmont Bancorp.
  and Belmont National Bank;
  Partner, Lee & Associates

Dana  J.  Lewis                 55    1994       41,642      *
  President, Zanco Enterprises,
  Inc.
  New Philadelphia, Ohio;
  Owner/Operator of McDonalds
  restaurants

W.  Quay  Mull, II              56    1984       31,484 (7)  *
  Chairman of the Board
  Mull Industries, Inc.

William  Wallace                43    1991       28,927 (8)  *
  Executive Vice President &
  Chief Operating Officer,
  Belmont National Bank;
  Vice President, Belmont
  Bancorp.

Footnotes
5. This amount includes 15,810 shares held jointly by Terry L. Belot, wife of John A. Belot, and Jason Michael Belot, son of John A. Belot; 15,810 shares held jointly by Terry L. Belot and John A. Belot, Jr., son of John A. Belot; 8,936 shares held in the name of Jason Michael Belot; and 1,372 shares held in the name of John A. Belot, Jr. Mr.
John A. Belot has retained voting rights with respect to these shares. This amount also includes 2,500 shares held in the name of Terry L. Belot, IRA, to which Mr. Belot disclaims any beneficial interest.

6. This amount includes 32 shares held in the name of Terrence A. Lee, Custodian for Katherine M. Lee, UOTMA; 32 shares held in the name of Terrence A. Lee, Custodian for Natalie A. Lee, UOTMA; and 32 shares held in the name of Terrence A. Lee, Custodian for Tara N. Lee, UOTMA; Mr. Lee's minor daughters. This amount does not include 52,704 shares held in the name of John H. Goodman, II and Terrence A. Lee, Trustees for a trust dated February 2, 1991, to which Mr. Lee disclaims any beneficial interest.

7. This amount includes 16,080 shares held in the name of Mull Machine Company of which Mr. Mull is President and holds a substantial ownership interest.

8. This amount includes 5,775 shares held jointly with Christine Wallace, Mr. Wallace's wife, in which he shares voting and investment power; 3,535 shares held in the name of Christine Wallace, IRA, to which Mr. Wallace disclaims any beneficial interest; 1,167 shares held in the name of William Wallace as Custodian for Joseph J. Wallace, UWVTMA;
1,167 shares held in the name of William Wallace as Custodian for Lauren C. Wallace, UWVTMA; 1,083 shares held in the name of William Wallace as Custodian for Adrienne C.
Wallace, UWVTMA; and 999 shares held in the name of William
Wallace as Custodian for William J. Wallace, UWVTMA; Mr.
Wallace's minor children.

Directors  Whose Term of Office Will Expire  at  the  Annual
Shareholders' Meeting in 2001

                                                  Common Stock
Name And                              Year First               % of
Principal Occupation            Age   Elected     Amount       Total

J. Vincent Ciroli, Jr.          53    1984         31,980      *
  President & Chief Executive
  Officer,
  Belmont Bancorp. and
  Belmont National Bank

John  H.  Goodman, II           54    1974        109,820 (9)  2.10
  Realtor, President
  Goodman Group, Inc.

Keith A. Sommer                 58    1995         10,658      *
  Attorney, Partner, Sommer,
  Liberati & Hoffman

James R. Miller                 56    1995          1,000      *
  President, Howden Air & Gas-
  Americas (Oct. 98 to Present)
  President, New Philadelphia
  Fan Company (Jan. 1997 to
  Oct. 98)
  Vice President & General
  Manager, Joy Technologies Inc.
  (April 1992-Dec. 1996)

Footnotes
9. This amount includes 7,134 shares held in the name of Marylouise Goodman IRA, and 1,236 shares held in the name of Marylouise Goodman, wife of John H. Goodman, II, to which Mr. Goodman disclaims any beneficial interest. This amount also includes 887 shares held in the name of John H. Goodman, Custodian for Emily Goodman, UOTMA., Mr. Goodman's minor child. This amount also includes 52,704 shares held in the name of John H. Goodman, II and Terrence A. Lee, Trustees under a trust dated February 2, 1991, to which Mr. Goodman disclaims any beneficial interest. This amount also includes 9,101 shares held by J. Harvey Goodman and John H. Goodman, II, Trustees under a trust dated April 26, 1995.

  As of February 26, 1999, the Directors and Officers of the
Corporation as a group beneficially owned 439,792 shares or
8.40 percent of the outstanding common stock of the Corporation.

          Transactions with Directors and Officers

    Certain Directors and Executive Officers and their associates were customers of and had transactions with the Bank in the ordinary course of the Bank's business during 1998. From time to time the law firms of Phillips, Gardill, Kaiser & Altmeyer, of which Charles J. Kaiser, Jr. is a partner, and Sommer, Liberati & Hoffman, of which Keith A. Sommer is a partner, have rendered legal services to the Corporation and the Bank. Messrs. Kaiser and Sommer are directors of both the Corporation and the Bank. It is contemplated that these firms will be retained to perform legal services during the current year.

Meetings of the Board of Directors and Committees and Compensation of Members

   The Board of Directors of the Corporation met eight (8) times during the year 1998. Each member of the Board of Directors of the Corporation attended seventy-five percent (75%) or more of the total number of meetings of the Board and its committees of which they were members. The Board of Directors of Belmont National Bank met sixteen (16) times during 1998. The Directors of the Corporation and the Bank are the same.

   The Board of Directors elects an Executive Committee annually. Messrs. Ciroli, Goodman, Kaiser, Lee, Mull, Olszowy and Wilson are members of the Executive Committee of both the Corporation and the Bank. Meetings of the Executive Committee are called to consider Corporation or Bank business which may arise between normally scheduled meetings or to consider in depth policies and make recommendations to the Board of Directors. The Executive Committee of the Bank did not meet during 1998.

   The Executive Committee of the Corporation also serves as a Nominating Committee. As such, the Committee seeks and recommends individuals for nomination as directors. The Nominating Committee will consider as prospective directors persons suggested to them by any shareholder.

  Messrs. Belot, Kaiser, Lee, Lewis, Miller, and Olszowy are members of the Audit Committee of the Bank and the Corporation. The Audit Committee reviews the reports of the Bank's internal auditor, the Bank's compliance officer, and the reports of the Corporation's independent Certified Public Accountants, the adequacy of internal controls and procedures, and reports to the Board of Directors of the Corporation and the Bank. This Committee met five (5) times during 1998.

   The Bank also has a Trust Committee that met five (5) times in 1998 whose members are Ms. Haning and Messrs.
Goodman, Mull, Mumley, Sommer, Wallace and Wilson.  The
Trust Committee of the Bank approves the operations of the Trust Department and reports to the Board of Directors.

   Directors who are not employees of the Corporation or the Bank receive an annual retainer fee of Three Thousand Dollars, payable quarterly in arrears, plus an attendance fee of Three Hundred Dollars for each Bank or Committee Meeting attended. During 1998, a total of $112,200.00 was paid to Directors.

   In addition to the fees paid to Directors, Mr. Richard G. Anderson and Mr. Wilbur L. Terhune, each of whom is a retired Chairman of the Board, received payments under a Deferred Compensation Plan adopted by the Board of Directors on December 15, 1983. Mr. Anderson received $1,864.80 and Mr. Terhune received $5,567.04 during 1998 under this plan. The Deferred Compensation Plan provided an early retirement benefit to covered individuals equal to eighty percent (80%) of a factor corresponding to the number of years the employee's early retirement date preceded his normal retirement date, multiplied by the employee's average compensation as defined under the Bank's retirement plan, minus the employee's monthly accrued benefit under the Bank's retirement plan on a straight life annuity basis. This amount is further reduced by the employee's primary social security benefit. Mr. Terhune's benefit is further reduced by a pension which he receives from a plan unrelated to the Corporation or the Bank.

                   EXECUTIVE COMPENSATION

  The Executive Committee without the executive officers but with the addition of James R. Miller and Keith A. Sommer serves as the Compensation Committee for Belmont National Bank. The officers of the Corporation are currently serving without compensation from Belmont Bancorp. They are, however, compensated by Belmont National Bank for services rendered as officers of the Bank. This Committee is responsible for advising the Board regarding compensation levels for the President and CEO, J. Vincent Ciroli, Jr.; the Executive Vice President and COO, William Wallace; and the Senior Vice President, Controller and Cashier, Jane R. Marsh. The Committee also consults with senior officers with respect to the compensation and benefits of other officers and employees of the Corporation.

                   Compensation Philosophy

   The Corporation bases different portions of its executive compensation program on differing measures of corporate performance. As a result, the Corporation's compensation program currently reflects the following themes:

      A material portion of compensation should be meaningfully related to corporate performance.

     Since the Corporation has chosen a senior executive team to manage the operations of the Corporation, bonus compensation for these senior executives should be based on team effort and performance of the Corporation as a whole.

     Bonus compensation should be related to the return on shareholders' equity and should be payable only if the shareholders have received a reasonable return on the equity.

     Compensation should play a critical role in attracting and retaining executives whom the Corporation deems most able to further its goals and, therefore, should be comparable to compensation paid by peer organizations in the same region of the country that the Corporation operates.

                 Summary Compensation Table

   For the year ended December 31, 1998, J. Vincent Ciroli,
Jr., William Wallace and Jane R. Marsh were the only
officers compensated in excess of $100,000.  Their
compensation is summarized in the following table:
                                                        Long Term
                                                        Incentive
Name and                                                Compen-     All Other
Principal Position       Year  Salary       Bonus       sation(1)   Compensation


J. Vincent Ciroli, Jr.   1998  $161,000.00  $24,150.00  $24,150.00  $23,198.90
President & Chief        1997  $152,000.00  $26,600.00  $26,600.00  $15,707.59
Executive Officer        1996  $152,000.00  $68,400.00           -  $16,767.99
Belmont Bancorp. and
Belmont National Bank


William Wallace          1998  $119,000.00  $17,850.00  $17,850.00  $26,249.23
Vice President,          1997  $110,000.00  $19,250.00  $19,250.00  $12,420.97
Belmont Bancorp. and     1996  $110,000.17  $49,500.00           -  $15,722.09
Executive Vice President
& Chief Operating Officer,
Belmont National Bank

Jane R. Marsh            1998  $ 79,000.00  $11,850.00  $11,850.00  $13,088.05
Secretary, Belmont       1997  $ 70,000.00  $12,250.00  $12,250.00  $11,350.80
Bancorp. and Senior      1996  $ 70,000.01  $31,500.00           -  $ 9,915.19
Vice President,
Controller, and Cashier,
Belmont National Bank

(1)  See the description for the Long Term Incentive
Compensation under the heading "Annual Bonus Incentives".

                   Pay Mix and Measurement

   The Corporation's executive compensation program is based on three components, each of which is intended to serve the overall compensation philosophy.

Base Salary is targeted at the competitive median for peer banking organizations. In order to determine these amounts, the Committee has utilized the Sheshunoff tables, the Executive Studies Group (a division of Ben S. Cole Financial, Inc.), and the Bank Wage-Hour & Personnel Service. During 1997, the Committee retained Bank Compensation Strategies Group located in Dublin, Ohio, to advise it and the Board concerning salaries for comparable officers at other Ohio and regional banking organizations of similar size. Salaries for the executive officers named in the Summary Compensation Table are reviewed by the Committee on an annual basis and may be increased or decreased at that time based on the Committee's analysis of how the management team and the respective individual contributes to the Corporation, as well as increases in median competitive pay levels.

Annual Bonus Incentives for executive officers are intended to reflect the Corporation's belief that management's contribution to corporate performance comes, in part, from maximizing the Corporation's return on common shareholders' equity. Accordingly, since 1989 the Board of Directors has had in place an Executive Incentive Compensation Plan to provide incentive compensation based upon the earnings of Belmont National Bank. Amounts paid under the Plan are included in the "Bonus" column in the Summary Compensation Table above. The individuals covered by the Plan are J. Vincent Ciroli, Jr., William Wallace and Jane R. Marsh. During 1997, the Compensation Committee retained Bank Compensation Strategies Group of Dublin, Ohio, to advise the Committee and the Board on changes to the Executive Incentive Compensation Plan designed in part to: (i) allow additional senior executives to be added to the Executive Incentive Compensation Plan without disrupting the formula; and (ii) requiring half of each year's bonus to be deferred and held as phantom stock of the Corporation which is hoped will enhance the senior executives' interest in the long-term appreciation of the Corporation's stock. The revised Senior Executive Incentive Plan adopted during 1997 pays an incentive bonus calculated as a percentage of salary varying between 10% and 80% when the Corporation's return on equity exceeds the average return on equity of a peer group. No award is made unless the Corporation's return on equity is at least 10% greater than the peer group average. Half of any bonus is paid to the executive in cash and the other half is credited to a non-qualified deferred compensation plan that invests in the Corporation's phantom stock. That amount is shown as Long Term Incentive Compensation in the Summary Compensation Table. The plan is a phantom stock plan because the portion of the bonus paid to the plan is converted to units designed to appreciate or depreciate in relation to the appreciation or depreciation of the Corporation's common stock. Upon termination of employment for reasons of death, disability, retirement or any other reason the executive will be paid his benefit in cash over a period of years. The Committee believes that the program, as revised, provides an appropriate link between the Corporation's short-term performance and long-term performance (as measured by the appreciation of its stock) and the incentives paid to the executive officers. The return on equity goal is established by the Committee annually.

Other Compensation is provided so that the Corporation's overall benefits are comparable with other similar organizations so as to attract and retain competent management.

   The Bank has a Defined Contribution 401(k) Savings Plan which allows employees who work over 1,000 hours per year to defer up to 10% of their pre-tax salary to the Plan. The
Bank matches fifty percent (50%) of the first four percent
(4%) deferred. The Bank may also make voluntary contributions to the Plan. In 1998, the Bank paid $43,651.46 in matching funds and made a voluntary contribution of $260,783.05, or ten and four tenths percent (10.4%) of annual salary. In 1998, the profit sharing contribution attributed to Mr. Ciroli was $14,148.16; the matching funds contribution was $3,220.10.
The profit sharing contribution paid for Mr. Wallace was $12,355.20; the matching funds contribution was $2,260.96.
The profit sharing contribution paid for Mrs. Marsh was $10,228.40 and the matching funds contribution was $1,580.02. In addition, a contribution was made to a deferred compensation account to make up profit sharing and matching contributions that were lost to the executives during 1996, 1997 and 1998, as their deferred salaries were considered ineligible wages
in the 401(k) plan for a profit sharing or matching
contribution.   This contribution was $5,009.54 for Mr.
Ciroli, $11,361.75 for Mr. Wallace and $1,137.43 for Mrs. Marsh. This compensation is included in the "All Other Compensation" column in the Summary Compensation Table above.

   The Bank provides reimbursement for club fees, membership dues and entertainment expenses for business use by Mr. Ciroli and Mr. Wallace. The Bank also provides Mr. Ciroli and Mr. Wallace with the use of a company car. Personal benefits from such expenditures are less than 10% of salary and bonus and, therefore, have been excluded from the Summary Compensation Table above.

   The Bank maintains a split-dollar life insurance plan for several of its officers. Under the plan, the Bank maintains ownership of all cash value in the insurance policies and a portion of the death benefits. The participant's named beneficiary is entitled to three times the participant's annual salary at his death. Annually, the participant recognizes taxable income to the extent of the assumed term cost of the coverage. At the death of the participant, the Bank's share of the death benefit will be sufficient to recover all costs associated with the plan. For 1998, the amount of income attributable for a split-dollar insurance plan was $821.10, $271.32 and $142.20 for Mr. Ciroli, Mr.
Wallace and Mrs. Marsh respectively. These amounts are included in the "All Other Compensation" column in the Summary Compensation Table above.

  The Corporation adopted a Supplemental Retirement Plan for the three executive officers at its meeting on January 18, 1994, and subsequently amended the plan on December 19, 1995, in order to augment the retirement benefits payable to these officers and make them more comparable to the benefits provided under the defined benefit plan which was terminated in 1990. The persons covered under the plan are J. Vincent Ciroli, Jr., President and Chief Executive Officer; William Wallace, Vice President of the Corporation and Executive Vice President and Chief Operating Officer of the Bank; and Jane R. Marsh, Secretary of the Corporation and Senior Vice President, Controller and Cashier of the Bank. Under the Plan the Corporation credited the sum of $163,000 to a book reserve account for the benefit of Mr. Ciroli, the sum of $19,000 for Mr. Wallace and the sum of $3,000 for Ms. Marsh. The balance in the book reserve account will be invested as directed by the Board and distributed to the officer over a ten (10) year period following retirement. The officer will bear the risk of earnings in the book reserve account.
Under the Plan the maximum amount that can be paid to Mr. Ciroli is $43,000 per annum; to Mr. Wallace $40,000 per annum; and to Ms. Marsh $11,250 per annum. The supplemental retirement benefits may be forfeited if the employee is terminated for cause.

                         COMPENSATION COMMITTEE
                         John H. Goodman, II         W. Quay Mull, II
                         Charles J. Kaiser, Jr.      Thomas Olszowy
                         Terrence A. Lee             Keith A. Sommer
                         James R. Miller             Charles A. Wilson, Jr.


              Stock Price Performance Graph

   The following graph compares for each of the last five years ending December 31 the cumulative total return of the Corporation's Common Stock, All Nasdaq U.S. Stocks Index and SNL Securities' Index of Banks with Assets Size less than
$500 million. The cumulative total return of the Corporation's Common Stock assumes $100 invested on December 31, 1993 and assumes reinvestment of dividends.

Belmont Bancorp. Stock Price Performance



                                              SNL SECURITIES' INDEX
                                              OF BANKS WITH ASSETS   ALL NASDAQ U.S.
MEASUREMENT PERIOD          BELMONT BANCORP   LESS THAN $500M        STOCKS

MEASUREMENT POINT 12/31/93  $100.00           $100.00                $100.00
12/31/94                     196.23            107.55                  97.75
12/31/95                     367.11            147.13                 138.26
12/31/96                     361.17            189.37                 170.01
12/31/97                     750.95            322.82                 208.58
12/31/98                     773.23            294.76                 293.21








          PROPOSAL NUMBER 3:  SELECTION OF AUDITORS

  The Board of Directors has retained S.R. Snodgrass A.C. as independent auditors for both the Corporation and the Bank for the year ending December 31, 1999. There will be presented to the shareholders at the Annual Meeting a proposal that this selection be ratified by the shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THIS SELECTION BE SO RATIFIED. The services rendered by S.R. Snodgrass A.C. during the year 1998 involved auditing services primarily and consisted of the examination of the financial statements of the Corporation and its subsidiaries, principally the Bank. It is expected that a representative of the accounting firm will be present at the shareholders' meeting. Such representative will be given the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from the shareholders who are present.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common
Stock of the Corporation. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the two fiscal years ended
December 31, 1998, all section 16(a) filing requirements applicable to the Corporation's officers, directors, and greater than 10% beneficial owners were complied with.

                        Other Matters

   As of the date of this Proxy Statement, the Board of Directors and Management were unaware of any matters not referred to in this proxy statement for action at the meeting. If any other business comes before the meeting, the persons named in the proxy will have the authority to vote the shares represented by them in accordance with their best judgment.

               Method and Cost of Solicitation

   The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees and Directors of the Corporation and the Bank without any additional remuneration and at minimal cost. Management intends to request banks, brokerage houses, custodians, nominees, an fiduciaries to obtain authorization for the execution of proxies. The Corporation will bear the entire cost of soliciting proxies.

   Shareholder Proposals for Next Year's Annual Meeting

   Proposals which shareholders intend to present at next year's annual meeting, now scheduled to be held on April 17, 2000, will be eligible for inclusion in the Corporation's proxy material for that meeting if they are submitted to the Corporation in writing no later than November 19, 1999. At the time of the submission of the proposal, a proponent may also submit a statement in support of the proposal. The proposal and its supporting statement in the aggregate
shall not exceed 500 words.   When submitted to the
Corporation, a proposal should be accompanied by a written notice of the proponent's intention to appear personally at the meeting for the purpose of presenting the proposal for action.

Bridgeport, Ohio          BY ORDER OF THE BOARD OF DIRECTORS
March 19, 1999            J. VINCENT CIROLI, JR., PRESIDENT & CEO